Exhibit 10.2

AMENDED AND RESTATED
SHARE PURCHASE AGREEMENT

AMONG

NEENAH PAPER COMPANY OF CANADA

As Seller

and

NPCC HOLDING COMPANY, LLC

As Seller Parent

and

NEENAH PAPER, INC.

As Guarantor

and

AZURE MOUNTAIN CAPITAL HOLDINGS LP

As Purchasers’ Parent

and

NORTHERN PULP NS LP

As NPNS Purchaser

and

AZURE MOUNTAIN CAPITAL FINANCIAL LP

As Azure Mountain Purchaser

MADE ON JUNE 24, 2008

PICTOU PULP MILL AND WOODLANDS OPERATIONS

TABLE OF CONTENTS

Article 1 – INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	6
1.3	Extended Meanings	6
1.4	Statutory References	6
1.5	Accounting Principles	7
1.6	Currency, Prices and Values	7
1.7	Schedules	7

Article 2 – SALE AND PURCHASE		7

2.1	Sale and Purchase of Purchased Shares	7
2.2	Purchase Price	8
2.3	Payment of Purchase Price	8
2.4	Instruments of Conveyance and Assumption	8

Article 3 – REPRESENTATIONS AND WARRANTIES		8

3.1	Seller’s Representations and Warranties	8
3.2	Survival of Seller’s Representations, Warranties and Covenants	11
3.3	Purchasers’ Representations and Warranties	12
3.4	Survival of Purchasers’ Representations, Warranties and Covenants	13
3.5	Representations and Warranties of Seller Parent and NPI	13
3.6	Survival of Representations, Warranties and Covenants of Seller Parent and NPI	14
3.7	Representations and Warranties of Purchasers’ Parent	14
3.8	Survival of Representations, Warranties and Covenants of Purchasers’ Parent	16

Article 4 – COVENANTS		16

4.1	Governmental Filings	16
4.2	Expenses	16
4.3	Indemnification for Brokerage Commissions	17
4.4	Litigation	17
4.5	Access to Records	17
4.6	Non-Interference with Potential Sale of Woodlands	18
4.7	Affiliation with Seller	18
4.8	Further Assurances	18
4.9	Notice of Events	19
4.10	Conduct of Purchased Businesses	19
4.11	Capital Projects	19
4.12	Consents	20
4.13	Tax Elections by Purchased Companies	20
4.14	Dividends and Distributions by Purchaser Entities	20

Article 5 – CONDITIONS		21

5.1	Conditions for the Benefit of Purchasers	21
5.2	Conditions for the Benefit of Seller	23
5.3	Mutual Conditions	24

Article 6 – CLOSING ARRANGEMENTS		24

6.1	Closing	24
6.2	Risk of Loss	25

Article 7 – INDEMNIFICATION		25

7.1	Obligation of Seller to Indemnify	25
7.2	Obligation of Purchaser Indemnitors to Indemnify	25
7.3	Notice and Right to Defend	26
7.4	Limitations on Indemnification	27

Article 8 – TERMINATION		28

8.1	Termination	28
8.2	Survival	28
8.3	Confidentiality	28

Article 9 – GUARANTEE OF SELLER’S OBLIGATIONS BY SELLER PARENT AND NPI		29

9.1	Seller Guarantee	29
9.2	Guarantee Binding	29
9.3	Subrogation	29
9.4	Enforcement	29

Article 10 – GUARANTEE OF PURCHASERS’ OBLIGATIONS BY PURCHASERS’ PARENT		30

10.1	Purchasers Guarantee	30
10.2	Guarantee Binding	30
10.3	Subrogation	30
10.4	Enforcement	30

Article 11 – GENERAL		31

11.1	Time of the Essence	31
11.2	Public Announcements	31
11.3	Benefit of the Agreement	31
11.4	Third Party Beneficiaries	31
11.5	Entire Agreement	31
11.6	Amendments and Waivers	31
11.7	Assignment	32
11.8	Notices	32
11.9	Remedies Cumulative	33

11.10	Governing Law	34
11.11	Attornment	34
11.12	Counterparts	34

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on June 24, 2008, among NEENAH PAPER COMPANY OF CANADA, an unlimited company incorporated under the laws of Nova Scotia (“Seller”), NPCC HOLDING COMPANY, LLC, a limited liability company organized under the laws of Delaware (“Seller Parent”), NEENAH PAPER INC., a corporation incorporated under the laws of Delaware (“NPI”), AZURE MOUNTAIN CAPITAL HOLDINGS LP, a limited partnership formed under the laws of Ontario (“Purchasers’ Parent”), NORTHERN PULP NS LP, a limited partnership formed under the laws of Ontario (“NPNS Purchaser”), and AZURE MOUNTAIN CAPITAL FINANCIAL LP, a limited partnership formed under the laws of Ontario (“Azure Mountain Purchaser”, and collectively with Mill Purchaser, the “Purchasers”).

PRELIMINARY STATEMENT

Each Purchaser desires to purchase, and Seller desires to sell, shares of operating subsidiaries of Seller that will hold, in the aggregate, substantially all of the assets and properties owned by Seller which are used exclusively by or in connection with (i) the business conducted by Seller at and only with respect to its Pictou County, Nova Scotia pulp mill (the “Pictou Pulp Mill” or the “Pulp Business”) and (ii) the business conducted by Seller in respect of its timberland properties in Nova Scotia (specifically excluding the Woodlands (as defined herein)), including the Debert Nursery (as defined herein) (the “Woodlands Business”, and collectively with the Pulp Business, the “Purchased Businesses”), and substantially all of the liabilities relating to the Purchased Businesses.

The parties hereto entered into a Share Purchase Agreement dated as of May 15, 2008 (the “Original Share Purchase Agreement”) and such parties deem it desirable to amend and restate the Original Share Purchase Agreement in its entirety as set out herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 – INTERPRETATION

1.1          Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Subscribed Shares” has the meaning set out in the definition of Azure Mountain Shares;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, and for these purposes “control” is the power whether by contract or ownership of equity interests or otherwise to select a majority of the board of directors or other supervisory management authority of an Entity, whether directly or indirectly through a chain of Entities that are “controlled” within the foregoing meaning;

“Agreement” means this amended and restated share purchase agreement including the Preliminary Statement and Schedules to this agreement, as amended, supplemented or restated from time to time;

“Ancillary Agreements” means, collectively, the Transition Services Agreement and the Stumpage Agreement;

“Applicable Law” means any applicable domestic or foreign, federal, provincial or local law, including any statute or subordinate legislation or treaty and any applicable rule, regulation, ordinance, requirement, order, Permit, judgment, injunction, award or decree or other binding requirement of a Governmental Authority having the force of law;

“Asserted Liability” has the meaning set out in Section 7.3(a);

“Asset Purchase Agreements” means collectively, the Mill and Woodlands Purchase Agreement and the Finance Purchase Agreement, and “Asset Purchase Agreement” means either one of them;

“Assets” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Assumed Liabilities” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Azure Mountain” means Azure Mountain Capital Financial Corporation, an unlimited company incorporated by Seller under the laws of the Province of Nova Scotia, which will acquire the Finance Assets from Seller pursuant to the Finance Purchase Agreement;

“Azure Mountain Shares” means all of the issued and outstanding shares of Azure Mountain, consisting of (i) 41,993,380 fully paid no par value common shares of Azure Mountain, (ii) one fully paid common share of Azure Mountain having a par value of Cdn$1,000, which was issued at the time of incorporation of Azure Mountain, and (iii) the 25,000 common shares of Azure Mountain having a par value of Cdn$1,000 each that will be issued to Seller pursuant to the Subscription Agreement prior to the Closing (the “Additional Subscribed Shares”), in respect of which Seller shall have paid to Azure Mountain prior to the Closing the Canadian dollar equivalent of the amount (the “Paid-Up Capital Amount”) that is the difference between US$10,600,000 and the U.S. dollar equivalent of Cdn$646,267.10, as determined using the Bank of Canada noon exchange rate on the Business Day immediately prior to the Closing Date;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in New York, New York, Atlanta, Georgia or Halifax, Nova Scotia;

“Capital Projects” has the meaning set out in Section 4.11;

“Claims Notice” has the meaning set out in Section 7.3(a);

“Closing” means the closing of the transactions contemplated hereby;

“Closing Date” means the date upon which the last to be fulfilled or waived of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, but no later than June 30, 2008 without the mutual agreement of the Parties;

“Confidentiality Agreement” means the confidentiality agreement dated December 11, 2007 between NPI, Blue Wolf Capital Management LLC and Atlas Holdings LLC;

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

“Debert Nursery” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Distribution Agreement” means the Distribution Agreement dated as of November 30, 2004 between Kimberly-Clark Corporation and NPI;

“Down” has the meaning set out in Section 3.1(h);

“Effluent Treatment System” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Entity” means a Person other than an individual;

“Excluded Forest Licenses” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Finance Assets” means the Assets as defined in the Finance Purchase Agreement;

“Finance Purchase Agreement” means the asset purchase agreement in the form attached as Schedule 1.1(a) to be entered into between Seller and Azure Mountain prior to the Closing;

“Forest Licenses” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“GAAP” has the meaning set out in Section 1.5;

“Governmental Authority” means any domestic or foreign, federal, provincial, municipal, local or other governmental, quasi-governmental, legislative, executive, judicial or administrative body or person having jurisdiction in the relevant circumstances, including any governmental ministry, agency, branch, department, commission, board, tribunal, bureau or arbitrator;

“Indemnifying Party” has the meaning set out in Section 7.3(a);

“Indemnitee” has the meaning set out in Section 7.3(a);

“K-C Global” means Kimberly-Clark Global Sales, Inc. and its successors and assigns;

“knowledge”, with respect to Seller, has the meaning set out in the Mill and Woodlands Purchase Agreement;

“lien or other encumbrance” or “Encumbrance” means any lien, pledge, hypothec, mortgage, security interest of any nature, adverse claim, reservation, easement, title retention agreement, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, or any Contract to create any of the foregoing;

“Losses” means all fines, losses, liabilities, damages, deficiencies, costs or expenses (including interest, legal fees and disbursements of legal counsel) arising directly or indirectly as a consequence of such matter;

“Material Adverse Change” and “Material Adverse Effect” mean any event, change or effect that, when taken individually or together with all other adverse effects, will or is reasonably likely to have a materially adverse effect on the business, affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Purchased Businesses, taken as a whole; provided, however, that effects or changes relating to:

(a)           changes in general political and economic conditions and changes affecting generally the industries and markets in which the Purchased Businesses are conducted that, in any of the foregoing cases, do not affect the Purchased Businesses, taken as a whole, in a disproportionate manner relative to other participants in the same industry as the Purchased Businesses;

(b)           the effect of any changes in applicable laws, regulations or accounting rules; and

(c)           the fact of the pendency of the transactions contemplated by this Agreement and the identity of Purchaser;

are not Material Adverse Changes or Material Adverse Effects and are not to be taken into account in determining whether a Material Adverse Change or a Material Adverse Effect has occurred;

“Mill and Woodlands Purchase Agreement” means the asset purchase agreement in the form attached as Schedule 1.1(b) to be entered into between Seller and NPNS prior to the Closing;

“Mill Receivables” means the trade receivables of the Pulp Business which will be acquired by Azure Mountain from Seller pursuant to the Finance Purchase Agreement;

“Nova Scotia Forest Acts” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“NPI” has the meaning set out on Page 1;

“NPNS” means Northern Pulp Nova Scotia Corporation, an unlimited company incorporated by Seller under the laws of the Province of Nova Scotia, which will acquire the Assets and assume the Assumed Liabilities from Seller pursuant to the Mill and Woodlands Purchase Agreement;

“NPNS Shares” means all of the issued and outstanding shares of NPNS, consisting of 57,474,074 fully paid no par value common shares of NPNS;

“Original Effective Date” means May 15, 2008;

“Original Share Purchase Agreement” has the meaning set out in the Preliminary Statement;

“Paid-Up Capital Amount” has the meaning set out in the definition of Azure Mountain Shares;

“Person” means any individual, corporation, company, unlimited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other legal or business entity however designated or constituted;

“Pictou Pulp Mill” has the meaning set out in the Preliminary Statement;

“Pulp Business” has the meaning set out in the Preliminary Statement;

“Pulp Supply Agreement” means the Amended and Restated Pulp Supply Agreement dated as of November 30, 2004 between NPI and Kimberly-Clark Global Sales, Inc.;

“Purchase Price” has the meaning set out in Section 2.2;

“Purchased Businesses” has the meaning set out in the Preliminary Statement;

“Purchased Companies” means, collectively, NPNS and Azure Mountain;

“Purchased Shares” means, collectively, the NPNS Shares and the Azure Mountain Shares;

“Purchaser Indemnitors” has the meaning set out in Section 7.2;

“Purchaser Required Consents” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Purchasers” has the meaning set out on Page 1;

“Purchasers’ Parent” has the meaning set out on Page 1;

“Receivables Financier” means the purchaser of the Mill Receivables pursuant to the Receivables Purchase Agreement, the identity of which Azure Mountain Purchaser disclosed to Seller on the Original Effective Date;

“Receivables Proceeds” means the proceeds from the sale of the Mill Receivables by Azure Mountain to the Receivables Financier pursuant to the Receivables Purchase Agreement;

“Receivables Purchase Agreement” means the receivables purchase agreement to be entered into between Azure Mountain, as vendor, and the Receivables Financier, as purchaser, immediately after the closing of the transactions contemplated by the Finance Purchase Agreement and prior to the Closing, substantially in the form provided to Seller by Azure Mountain Purchaser on the Original Effective Date;

“Retained Assets” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Retained Liabilities” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Seller” has the meaning set out on Page 1;

“Seller Parent” has the meaning set out on Page 1;

“Stumpage Agreement” has the meaning set out in Section 5.1(a)(viii);

“Subscription Agreement” has the meaning set out in Section 5.1(a)(xi);

“Taxes” means any federal, provincial, local or foreign, income, capital, branch, goods and services, value added, harmonized sales, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority; provided, however, that in no event shall Taxes be deemed to include any transfer tax or capital gains tax payable in connection with the purchase and sale of the Assets;

“Time of Closing” means 11:00 a.m. in Nova Scotia on the Closing Date;

“Transition Services Agreement” has the meaning set out in Section 5.1(a)(vi);

“Woodlands” has the meaning set out in the Mill and Woodlands Purchase Agreement;

“Woodlands Business” has the meaning set out in the Preliminary Statement; and

“Year End Financial Statements” has the meaning set out in the Mill and Woodlands Purchase Agreement.

1.2          Headings

The division of this Agreement into articles and sections and the insertion of a table of contents and headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.  The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3          Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa and words importing any gender include all genders.  Unless something in the subject matter or context is inconsistent therewith, the term “including” means “including without limiting the generality of the foregoing”.

1.4          Statutory References

Unless something in the subject matter or context is inconsistent therewith and except with respect to Environmental Laws (as such term is defined in the Mill and Woodlands

Purchase Agreement), each reference to any statute refers to that statute and to the regulations made under that statute, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

1.5          Accounting Principles

Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles in the United States from time to time (“GAAP”), applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.6          Currency, Prices and Values

All references to currency, prices and values (monetary, accounting, financial or otherwise) herein are to lawful currency of Canada unless otherwise specified.

1.7          Schedules

(a)           The following Schedules are attached to and form part of this Agreement*:

Schedule		Contents
Schedule 1.1(a)	-	Form of Finance Purchase Agreement
Schedule 1.1(b)	-	Form of Mill and Woodlands Purchase Agreement
Schedule 3.1(d)	-	List of Consents and Approvals
Schedule 3.1(h)	-	Description of Annual Maintenance Down
Schedule 4.10	-	Conduct of Purchased Businesses
Schedule 4.11	-	List of Capital Projects
Schedule 5.1(a)(vi)	-	Form of Transition Services Agreement
Schedule 5.1(a)(viii)	-	Form of Stumpage Agreement
Schedule 5.1(a)(xi)	-	Form of Subscription Agreement

* The schedules listed above have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish to the Securities and Exchange Commission a copy of any omitted exhibits or schedules upon supplemental request.

(b)           Any matter disclosed on any of the Schedules hereto shall be deemed to be disclosed on each other Schedule hereto relating to such matters.

ARTICLE 2 – SALE AND PURCHASE

2.1          Sale and Purchase of Purchased Shares

Upon the terms and subject to the conditions herein set forth, at the Closing:

(a)           Seller shall sell, assign, transfer, convey and deliver to NPNS Purchaser, and NPNS Purchaser shall purchase from Seller, the NPNS Shares, being all of the issued and outstanding shares of NPNS; and

(b)           Seller shall sell, assign, transfer, convey and deliver to Azure Mountain Purchaser, and Azure Mountain Purchaser shall purchase from Seller, the Azure Mountain Shares, being all of the issued and outstanding shares of Azure Mountain.

2.2          Purchase Price

In consideration of Seller’s sale, assignment, transfer and conveyance of the Purchased Shares to Purchaser, each Purchaser shall pay to Seller $5.00 in cash at the Closing (collectively, the “Purchase Price”).

2.3          Payment of Purchase Price

Subject to Sections 5.1 and 5.2, at the Closing, each Purchaser shall make a payment of immediately available funds in Canadian dollars to Seller in an amount equal to their respective portion of the Purchase Price.

2.4          Instruments of Conveyance and Assumption

In order to effectuate the sale, assignment, transfer and conveyance of the Purchased Shares, Seller shall, or shall cause its Affiliates to, execute and deliver to Purchasers, immediately prior to the Time of Closing, certificates evidencing the Purchased Shares, duly endorsed in blank for transfer.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

3.1          Seller’s Representations and Warranties

Seller represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)           Due Incorporation and Authority

Seller is an unlimited company duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia and has all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(b)           Authority to Execute and Perform Agreement

Seller has all requisite corporate power and capacity to enter into, execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement has been, and each of the Asset Purchase Agreements, the Ancillary Agreements and the documents and agreements to be delivered by Seller and its Affiliates prior to or at the Closing hereunder or thereunder will be, duly authorized, executed and delivered by each such party, and (assuming the due authorization, execution and delivery of this Agreement, the Asset Purchase Agreements, the Ancillary Agreements and the documents and agreements to be delivered by Seller or its Affiliates hereunder or thereunder by the other parties thereto and the validity and binding effect hereof and thereof on such other parties) each is, or upon execution by Seller or its Affiliates will be, a valid and binding obligation of Seller or its Affiliates, as applicable, enforceable against such entities in accordance with its terms.

(c)           No Breach

Subject to obtaining the Purchaser Required Consents, the execution, delivery and performance by Seller and its Affiliates of this Agreement, the Asset Purchase Agreements, the Ancillary Agreements and the other documents and agreements required to be delivered hereunder or thereunder to which they are parties, and the consummation by Seller and its Affiliates of the transactions contemplated hereby and thereby, will not:

(i)    violate or result in the breach of any provision of the constating documents of Seller or such Affiliates or any resolution of the board of directors (or any committee thereof) or shareholders of Seller or such Affiliates;

(ii)   violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Real Property Lease, material Assumed Contract, material Permit, Collective Agreement or Forest License, as each such term is defined in the Mill and Woodlands Purchase Agreement;

(iii)  result in the creation or imposition of any lien or other encumbrance upon the Assets, the Finance Assets or the Purchased Shares (other than any liens or encumbrances created by Purchaser); or

(iv)  violate any Applicable Law applicable to Seller or such Affiliates, the Pulp Business, the Assets, the Finance Assets or the Purchased Shares.

(d)           Consents and Approvals

Except as described in Schedule 3.1(d), the execution and delivery by Seller of this Agreement, the Ancillary Agreements and the other agreements and documents required to be delivered hereunder to which it is a party, and the performance by Seller of its obligations hereunder, do not require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person.

(e)           Taxes

(i)    Seller has duly filed on a timely basis all tax returns required to be filed by it, has duly, completely and correctly reported all revenue and other amounts and information required to be reported thereon in all material respects and has paid or remitted (in the case of goods and services tax, harmonized sales tax or other sales tax) all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it.  Seller has made adequate provision for Taxes payable for the current period and any previous period for which tax returns are not yet required to be filed.  There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Seller, threatened against Seller in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority.  Seller has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation.

(ii)   Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(f)            Representations in Asset Purchase Agreements

Except as disclosed in the schedules attached to each of the Asset Purchase Agreements, each of the representations and warranties to be made by Seller in each of the Asset Purchase Agreements is true and correct as of the Original Effective Date and will be true and correct as of the Closing Date, and each such representation and warranty is hereby expressly incorporated into this Section 3.1.

(g)           Purchased Companies

(i)    At the Time of Closing, the only outstanding shares of the Purchased Companies will be the Purchased Shares, and Seller will be the beneficial owner of record of the Purchased Shares, with good title thereto, free and clear of all Encumbrances.  Upon completion of the transactions contemplated by this Agreement, all of the shares of NPNS and Azure Mountain will be owned by NPNS Purchaser and Azure Mountain Purchaser, respectively, as the beneficial owners of record, with good title thereto, free and clear of all Encumbrances (except for such Encumbrances as may have been granted by Purchaser).

(ii)   At the Time of Closing (A) the NPNS Shares will consist of 57,474,074 fully paid no par value common shares of NPNS, and (B) the Azure Mountain Shares will consist of 41,993,380 fully paid no par value common shares of Azure Mountain, one fully paid common share with a par value of Cdn$1,000 and the Additional Subscribed Shares in respect of which not less than the Canadian dollar equivalent of US$10,000,000 shall remain outstanding and assessable.

(iii)  No Person other than Purchaser has or will have at the Time of Closing any Contract for the purchase or acquisition from Seller of any of the Purchased Shares.

(iv)  At the Time of Closing, each of the Purchased Companies will be an unlimited company duly incorporated, validly existing and in good standing with respect to filing its annual returns under the laws of the Province of Nova Scotia, and each will have all requisite corporate power and capacity to own, lease and operate its assets, properties and business and to carry on its business as then conducted.

(v)   At the Time of Closing, (A) the sole assets and liabilities of NPNS will be the Assets and the Assumed Liabilities as specified in the Mill and Woodlands Purchase Agreement, and (B) the sole assets of Azure Mountain will be the Receivables Purchase Agreement, the Finance Assets (other than the Mill Receivables, which will have been sold to the Receivables Financier pursuant to the Receivables Purchase Agreement) as specified in the Finance Purchase Agreement, cash in the amount of the sum of the Receivables Proceeds plus the Paid-Up Capital Amount as contemplated by the Subscription Agreement, and the right to make a capital call in an amount that is not less than the Canadian dollar equivalent of US$10,000,000 in respect of the partly paid Additional Subscribed Shares.

(vi)  No election has been filed under Treasury Regulation section 301.7701-3 to treat either Purchased Company as an association taxable as a corporation for U.S. federal tax purposes.

(h)           Maintenance Down

There were no material additions to or deletions from the budgeted maintenance work plan for the annual maintenance down that occurred at the Pictou Mill in April and May 2008 as described in more detail in Schedule 3.1(h) (the “Down”).

3.2          Survival of Seller’s Representations, Warranties and Covenants

The representations and warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Seller contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto (including the certificates delivered pursuant to Section 5.1(a)(iv)) shall survive the Closing for a period of 18 months from and after the Closing Date and, notwithstanding such closing or any investigation made by or on behalf of Purchaser, shall continue in full force and effect for the benefit of Purchaser during such period, except that:

(i)    the representations and warranties set out in Section 3.1(g)(i) shall survive and continue in full force and effect without limitation of time;

(ii)   the representations and warranties set out in the Asset Purchase Agreements and incorporated herein pursuant to Section 3.1(f) shall survive and continue in full force and effect for the periods specified therein; and

(iii)  a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Time of Closing, subject only to applicable limitation periods imposed by law.

3.3          Purchasers’ Representations and Warranties

Each Purchaser represents and warrants, as to itself only and on a several basis, to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)           Due Incorporation and Authority

Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(b)           Authority to Execute and Perform Agreement

Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been, and the Ancillary Agreements to be delivered by Purchaser at the Closing will be, duly authorized, executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto and the validity and binding effect hereof and thereof on the other parties hereto and thereto) is, or upon execution by Purchaser will be, the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(c)           No Breach

The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not

(i)    violate or result in the breach of any provision of the constating documents of Purchaser;

(ii)   violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which Purchaser is a party or to which Purchaser or any of its assets or properties may be bound; or

(iii)  to Purchaser’s knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(d)           Consents and Approvals

The execution and delivery by a Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder do not require Purchaser to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.

(e)           Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or other Governmental Authority against Purchaser, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of Purchaser, threatened, against Purchaser which individually or in the aggregate could reasonably be expected to adversely affect Purchaser’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

3.4          Survival of Purchasers’ Representations, Warranties and Covenants

The representations and warranties and, to the extent they have not been fully performed at or prior to the Time of Closing, the covenants of Purchaser set forth in this Agreement will survive the Closing for a period of 18 months from the Closing Date.

3.5          Representations and Warranties of Seller Parent and NPI

Each of Seller Parent and NPI represents and warrants to Purchasers as follows, in respect of itself only, and acknowledges that Purchasers are relying on such representations and warranties in connection with their consummation of the transactions contemplated hereby:

(a)           Due Incorporation and Authority

It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(b)           Authority to Execute and Perform Agreement

It has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by such party and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and the validity and binding effect hereof on the other parties hereto) is the valid and binding obligation of such party enforceable against such party in accordance with its terms.

(c)           No Breach

The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby, will not

(i)    violate or result in the breach of any provision of the constating documents of such party;

(ii)   violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which such party is a party or to which such party or any of its assets or properties may be bound; or

(iii)  to such party’s knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on its ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(d)           Consents and Approvals

The execution and delivery by such party of this Agreement and the performance by such party of its obligations hereunder do not require such to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.

(e)           Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Authority against such party, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of such party, threatened, against such party which individually or in the aggregate could reasonably be expected to adversely affect such party’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

3.6          Survival of Representations, Warranties and Covenants of Seller Parent and NPI

The representations and warranties of Seller Parent and NPI set forth in Section 3.5 will survive the Closing for a period of 18 months from the Closing Date.

3.7          Representations and Warranties of Purchasers’ Parent

Purchasers’ Parent represents and warrants to Seller as follows and acknowledges that Seller is relying on such representations and warranties in connection with its consummation of the transactions contemplated hereby:

(a)           Due Incorporation and Authority

Purchasers’ Parent is a limited partnership formed, validly existing and in good standing under the laws of Ontario and has all requisite corporate or similar power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted.

(b)           Authority to Execute and Perform Agreement

Purchasers’ Parent has all requisite corporate or similar power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Purchasers’ Parent and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and the validity and binding effect hereof on the other parties hereto) is the valid and binding obligation of Purchasers’ Parent enforceable against Purchasers’ Parent in accordance with its terms.

(c)           No Breach

The execution, delivery and performance by Purchasers’ Parent of this Agreement and the consummation by Purchasers’ Parent of the transactions contemplated hereby, will not

(i)    violate or result in the breach of any provision of the constating documents of Purchasers’ Parent;

(ii)   violate, result in the breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material contract to which Purchasers’ Parent is a party or to which Purchasers’ Parent or any of its assets or properties may be bound; or

(iii)  to Purchasers’ Parent’s knowledge, violate any statute, law or regulation of any jurisdiction, which violation, individually or in the aggregate, could have a material adverse effect on its ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

(d)           Consents and Approvals

The execution and delivery by Purchasers’ Parent of this Agreement and the performance by Purchasers’ Parent of its obligations hereunder do not require such to obtain any consents, approvals, authorizations, licenses, permits or other actions of, or make any filings with, any Governmental Authority or any other Person.

(e)           Actions and Proceedings

There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Authority against Purchasers’ Parent, and there are no actions, litigation or suits or legal, administrative or arbitral proceedings of any type whatsoever pending, or to the knowledge of Purchasers’ Parent, threatened, against Purchasers’ Parent which individually or in the aggregate could reasonably be expected to adversely affect such party’s ability to consummate the transactions contemplated herein or the performance of its obligations hereunder.

3.8          Survival of Representations, Warranties and Covenants of Purchasers’ Parent

The representations and warranties of Purchasers’ Parent set forth in Section 3.7 will survive the Closing for a period of 18 months from the Closing Date.

ARTICLE 4 – COVENANTS

The parties hereto covenant and agree as follows:

4.1          Governmental Filings

As soon as practicable after the execution of this Agreement, Seller and Purchasers shall cooperate with each other and with their respective Affiliates and shall make any and all filings and submissions to any Governmental Authority which are required to be made in connection with the transactions contemplated hereby and by the Asset Purchase Agreements.  Seller shall furnish to Purchasers and their respective Affiliates and Purchaser shall furnish to Seller and its Affiliates such information and assistance as the other parties may reasonably request in connection with the preparation of any such notices, filings or submissions.  Each party hereto agrees to give the other parties hereto prompt written notice of any notification that it receives from any Governmental Authority in connection with the transactions contemplated hereby or by the Asset Purchase Agreements.

4.2          Expenses

(a)           Subject to Section 4.2(b), the parties to this Agreement shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

(b)           If any covenant of Seller to be performed or condition of Closing in Section 5.1(a)(i), 5.1(a)(ii), 5.1(a)(iii), 5.1(a)(iv), 5.1(a)(vi), 5.1(a)(viii), 5.1(a)(ix) or 5.1(a)(xi) to be complied with by Seller for the benefit of Purchasers, which performance or compliance was in the reasonable control of Seller or its Affiliates, has not been performed or complied with at or prior to the Time of Closing, Seller agrees to pay the reasonable costs and expenses of Purchasers and their Affiliates actually incurred in connection with the transactions contemplated hereby, including the reasonable fees and expenses of legal counsel and consultants retained by Purchasers and their Affiliates, up to a maximum amount of $750,000.

(c)           If any covenant of Purchasers to be performed or condition of Closing in Section 5.2(a)(i), 5.2(a)(ii), 5.2(a)(iii) or 5.2(a)(v) to be complied with by Purchasers for the benefit of Seller, which performance or compliance was in the reasonable control of Purchasers or their Affiliates, has not been performed or complied with at or prior to the Time of Closing, or if the transactions contemplated by the Receivables Purchase Agreement have not been consummated at or prior to the Time of Closing for any reason that was in the reasonable control of Purchasers or their Affiliates, Purchasers agree to pay the reasonable costs and expenses of Seller and its Affiliates actually incurred in connection with the transactions contemplated hereby, including the reasonable fees and expenses of legal counsel and consultants retained by Seller and its Affiliates, up to a maximum amount of $750,000.

4.3          Indemnification for Brokerage Commissions

(a)           Seller represents and warrants to Purchasers that there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection herewith on account of Seller’s actions or the actions of any of its Affiliates.  Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller, NPI or any of their respective Affiliates, and to bear the cost of any legal expenses incurred by Purchaser in defending against any such claim.

(b)           Each Purchaser represents and warrants to Seller there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith on account of Purchaser’s actions or the actions of its Affiliates.  Each Purchaser agrees to indemnify and save Seller and its Affiliates harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such Purchaser or any of its Affiliates and to bear the cost of any legal expenses incurred by Seller or any of its Affiliates in defending against any such claim.

4.4          Litigation

Until the Time of Closing, Purchasers and Seller will promptly notify each other of any lawsuits, proceedings or investigations, which are threatened or commenced or, to the knowledge of a party, threatened against Purchaser or Seller, respectively, which may relate to, or affect, the Purchased Businesses, this Agreement or the transactions contemplated hereby or by the Asset Purchase Agreements.

4.5          Access to Records

After the Closing Date, each Purchaser and Seller shall afford to each other and their respective representatives the opportunity, upon reasonable request, to examine and make copies of the books and records of NPNS or of the books and records of the Purchased Businesses retained by Seller, as the case may be, relating to periods prior to the Time of Closing and to consult with their respective officers, employees, accountants and other representatives, in connection with any bona fide business purpose, including the preparation of tax and financial reports and the conducting of any audits or disputes with respect thereto, the administration of the employee benefit plans described in the Mill and Woodlands Purchase Agreement, the review of any materials, books, records or circumstances relating to such party’s ongoing obligations under this Agreement, the Ancillary Agreements, the Deeds and Assignments or the Instruments of Assumption.  Each Purchaser and Seller shall each maintain all such books and records and shall not destroy or dispose of any such books and records without the prior written consent of the other for a period of six years following the Closing Date.  Notwithstanding the foregoing, a Purchaser or Seller may at any time notify the others that they desire to dispose of identified books and records, in which event the party receiving such notice may, at its own cost and expense, take delivery of some or all of such books and records, failing which the party giving such notice may dispose of such books and records without further liability to the other parties.

4.6          Non-Interference with Potential Sale of Woodlands

NPNS Purchaser, on its own behalf and on behalf of its Affiliates, hereby covenants and agrees with Seller that, for a period of 18 months from and after the Closing Date, it will take reasonable steps to ensure that the Designated Persons and Senior Management, for so long as they remain employees of NPNS Purchaser, do not communicate with any Governmental Authority (including the Nova Scotia Ministry of Natural Resources and the Premier of Nova Scotia or his other Cabinet level ministers, staff or their deputies, employees or agents) that is known to such Person to be involved with Seller’s efforts to sell, lease or otherwise dispose of all or part of the Woodlands (each, a “Woodlands Disposition”) with the intention of reducing the amount of proceeds to be realized by Seller in connection with such Woodlands Disposition.  Notwithstanding the foregoing, (a) any communication or other action taken by or on behalf of NPNS or any other Affiliate of NPNS Purchaser in good faith at the request of or with the consent of Seller in respect of the Woodlands Disposition shall not give rise to a breach of this Section 4.6 by NPNS Purchaser, and (b) this Section 4.6 shall not apply in respect of any actions taken by the Senior Management or other agents of NPNS who provide assistance to Seller and its Affiliates in connection with the Woodlands Disposition as contemplated in the Timberland Services Agreement to be entered into by NPNS and Seller at the Time of Closing.  “Designated Persons” means Tim Fazio and Adam Blumenthal.  “Senior Management” means Keith Johnson, Wayne Gosse and Steve Rutledge.

4.7          Affiliation with Seller

Neither Purchaser nor its Affiliates shall represent to any third party that it, its Affiliates or its business are in any way affiliated or associated with, or owned or operated by, Seller or its Affiliates except to the extent required by or permitted under any of the Ancillary Agreements or the Asset Purchase Agreements.

4.8          Further Assurances

Seller and each Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

4.9          Notice of Events

Each of the parties shall promptly notify the other party of any event, occurrence, condition or circumstance of which it becomes aware from the Original Effective Date through the Closing Date that would constitute a violation or breach of any representation, warranty, covenant or agreement of such party in this Agreement.

4.10        Conduct of Purchased Businesses

(a)           From the Original Effective Date and except as set forth in Schedule 4.10 or Section 4.10(b), Seller shall, until the closing of the transactions contemplated by the Asset Purchase Agreements, and thereafter shall until the Closing cause each Purchased Company to: (a) conduct the operations of the Purchased Businesses in the ordinary course of business in substantially the same manner as such operations have been conducted since the close of business on the Original Effective Date, and use all commercially reasonable efforts to preserve intact such operations, including the Assets and all associated goodwill; (b) comply, in all material respects, with all Applicable Law applicable to the operations of the Purchased Businesses, the Assets and the Finance Assets; and (c) pay, perform and discharge, when due, in the ordinary course of business, all obligations of Seller with respect to the Purchased Businesses.

(b)           From and after the Original Effective Date until and including the Closing, Seller shall perform of its obligations under the stumpage agreement dated June 29, 2006 between Nova Star Forestry Ltd. (“Nova”), Atlantic Star Forestry Ltd. (“Atlantic”, and together with Nova, “Stumpage Seller”) and Seller (the “Nova Star Stumpage Agreement”) in the ordinary course of business of the Pulp Business consistent with past practice, and Seller shall not take any action with respect to the Nova Star Stumpage Agreement that is not in the ordinary course of business of the Pulp Business and consistent with past practice without the prior consent of NPNS Purchaser, which consent shall not be unreasonably withheld; provided, that, if during such period of time Stumpage Seller makes an offer to sell the Annual Purchase Amount (as defined in the Nova Star Stumpage Agreement) to Seller pursuant to section 2.1 of the Nova Star Stumpage Agreement, Seller covenants that it will not respond to such offer in any manner without the prior written consent of NPNS Purchaser, which consent shall not be unreasonably withheld.

4.11        Capital Projects

Seller agrees to proceed with the planned capital expenditures program associated with the Down as set forth on Schedule 4.11 (the “Capital Projects”).  No material additions or deletions to the Capital Projects shall occur prior to the Closing without the consent of NPNS Purchaser, and the aggregate costs of the Capital Projects undertaken prior to the Closing shall not exceed $2,300,000 without the consent of NPNS Purchaser.

4.12        Consents

(a)           Consents

Prior to the Closing Date, Seller and Purchasers will cooperate and use all commercially reasonable efforts to:

(i)    obtain the Purchaser Required Consents; and

(ii)   obtain reissuance of all Excluded Forest Licenses in the name of NPNS,

in each case in order to permit or effect the transactions contemplated by the Asset Purchase Agreements and subject to the limitations expressed therein.

(b)           Minister’s Consent

NPNS Purchaser acknowledges that the Excluded Forest Licenses are not transferable and that the Minister of Natural Resources of Nova Scotia may not agree to issue to NPNS a forest resource processing facility license pursuant to the Nova Scotia Forest Acts in respect of the operation of the Purchased Businesses or grant its consent relating to the transfer of the Forest Licenses unless NPNS or NPNS Purchaser first agrees to certain conditions imposed by the said Minister.  NPNS Purchaser is required to consent to the acceptance by NPNS of conditions on transfer required by the Minster of Natural Resources of Nova Scotia as long as those conditions do not have a material adverse effect on the Purchased Businesses.

4.13        Tax Elections by Purchased Companies

The parties acknowledge and agree that each of NPNS and Azure Mountain will elect to be disregarded for U.S. tax purposes pursuant to Treasury Regulation section 301.7701-3(c).  Subject to the Closing, Purchasers covenant and agree that they shall cause each of NPNS and Azure Mountain to make such election on or before the day that is 75 days after the date of incorporation of the respective Purchased Company.

4.14        Dividends and Distributions by Purchaser Entities

Purchasers’ Parent covenants and agrees with Seller that, for a period of two years from the Closing Date, it shall not, and it shall not permit NPNS, Azure Mountain, NPNS Purchaser or Azure Mountain Purchaser (collectively with Purchasers’ Parent and any other Entity that (i) is directly or indirectly wholly owned by Purchasers’ Parent and (ii) directly or indirectly owns NPNS or Azure Mountain, the “Purchaser Entities”) to, make or pay to any Related Person of a Purchaser Entity (other than another Purchaser Entity) any dividend, distribution or other payment in excess of the consolidated net income of the Purchased Businesses, calculated in accordance with GAAP and excluding extraordinary items and non-cash items, during such period of time; provided, however, that the foregoing will not limit or restrict the Purchaser Entities’ ability to make payments to any Person or to pay dividends or make distributions to a Related Person (a) in respect of customary management and transaction fees incurred by businesses similar to the Purchased Businesses in the ordinary course of business, (b) in connection with the payment of any Taxes by the Purchaser Entities or any

Related Person which are or become due and payable in connection with the transactions contemplated hereby or the ongoing operations of the Purchased Businesses, or (c) in connection with the payment or reimbursement of any fees and expenses incurred by or on behalf of the Purchaser Entities in connection with the negotiation and closing of the transactions contemplated hereby.  For purposes of this Section 4.14, a Related Person means any Person who directly or indirectly owns, in whole or in part, or is under common ownership with, the Purchaser Entities.

ARTICLE 5 – CONDITIONS

5.1          Conditions for the Benefit of Purchasers

(a)           The sale by Seller and the purchase by Purchasers of the Purchased Shares are subject to the following conditions, which are for the exclusive benefit of Purchasers:

(i)      the transactions contemplated by the Asset Purchase Agreements shall have been completed;

(ii)     the representations and warranties of (A) Seller set forth or incorporated by reference in Section 3.1 and (B) NPI and Seller Parent set forth in Section 3.5, shall be true and correct in all material respects if the particular representation and warranty is not by its terms so qualified, and in all respects if by its terms it is so qualified, at the Time of Closing with the same force and effect as if made at and as of the Time of Closing;

(iii)    Seller will have performed or complied with all of the terms, covenants and agreements in this Agreement to be performed or complied with by Seller at or prior to the Time of Closing;

(iv)    Purchasers will have been furnished with certificates of officers of Seller, Seller Parent, NPI and each Purchased Company certifying with respect to such entity, as applicable:

(A)          resolutions, as appropriate, of shareholders and/or directors of such entity approving the transactions contemplated herein and in the Asset Purchase Agreements;

(B)           the incumbency of officers signing this Agreement, the Asset Purchase Agreements and the Ancillary Agreements; and

(C)           in respect of Seller only, the matters contemplated in Sections 5.1(a)(i), 5.1(a)(ii) and 5.1(a)(iii), and in respect of Seller Parent and NPI, the matters contemplated in Section 5.1(a)(ii);

(v)     all Purchaser Required Consents, Permits and reissuances of the Excluded Forest Licenses in the name of NPNS shall have been obtained, as contemplated by and subject to the limitations set forth in the Mill and

Woodlands Purchase Agreement, in each case in form and substance reasonably satisfactory to Purchaser;

(vi)    Seller or Seller Parent or its designee shall have executed and delivered a transition services agreement substantially in the form attached hereto as Schedule 5.1(a)(vi) (the “Transition Services Agreement”);

(vii)   K-C Global shall have consented in writing to the transfer of NPI’s and Seller’s rights, obligations and interests under the Pulp Supply Agreement to NPNS and NPNS Purchaser in accordance with Section 12.01 of the Pulp Supply Agreement, in a form and in substance reasonably satisfactory to NPNS Purchaser and Seller;

(viii)  Seller and NPNS shall have executed and delivered a stumpage agreement substantially in the form attached hereto as Schedule 5.1(a)(viii) (the “Stumpage Agreement”);

(ix)    Seller shall have delivered or caused to be delivered to Purchasers:

(A)          assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance reasonably acceptable to Purchasers for transfer of the NPNS Shares to NPNS Purchaser and the transfer of the Azure Mountain Shares to Azure Mountain Purchaser;

(B)           the minute books and share transfer records of the Purchased Companies;

(C)           a written resignation and release from each of the officers and directors of the Purchased Companies, effective as of the Time of Closing; and

(D)          an opinion of counsel to Seller (which may be Seller’s General Counsel) addressed to Purchasers, subject to customary assumptions and qualifications and in form and substance satisfactory to Purchasers and their counsel acting reasonably, covering corporate existence of Seller and the Purchased Companies, power and authority to enter into this Agreement, the Asset Purchase Agreements and the Ancillary Agreements, and that the foregoing agreements are valid, binding and enforceable in accordance with their terms, and the authorized and issued capital of the Purchased Companies;

(x)     there shall have been no Material Adverse Change since the date of the Year End Financial Statements;

(xi)    Seller shall have executed and delivered to Azure Mountain a subscription agreement in the form attached hereto as Schedule 5.1(a)(xi) (the “Subscription Agreement”);

(xii)   the transactions contemplated by the Receivables Purchase Agreement shall have been completed; and

(xiii)  all actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the transactions contemplated hereby and by the Asset Purchase Agreements shall have been approved as to form and legality by counsel for Purchaser, acting reasonably.

(b)           In case any term or covenant of Seller or condition to be performed or complied with for the benefit of Purchaser (including those set forth in Section 5.3 below) at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, Purchaser, without limiting any other right that Purchaser has, may rescind this Agreement by notice to Seller without any further obligation under this Agreement or waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

5.2          Conditions for the Benefit of Seller

(a)           The sale by Seller and the purchase by Purchasers of the Purchased Shares are subject to the following conditions, which are for the exclusive benefit of Seller:

(i)    the representations and warranties of (A) each of the Purchasers set forth in Section 3.3 and (B) Purchasers’ Parent set forth in Section 3.7, shall be true and correct in all material respects, at the Time of Closing with the same force and effect as if made at and as of such Time of Closing;

(ii)   Purchasers will have performed or complied with all of the terms, covenants and agreements in this Agreement to be performed or complied with by Purchasers at or prior to the Time of Closing;

(iii)  Seller will have been furnished with certificates of an officer of the general partner of each Purchaser and of Purchasers’ Parent certifying with respect to such entity, as applicable:

(A)          resolutions, as appropriate, of shareholders and/or directors of such entity approving the transaction contemplated herein;

(B)           the incumbency of officers signing this Agreement and the Ancillary Agreements; and

(C)           in respect of the Purchasers only, the matters contemplated in Section 5.2(a)(i) and 5.2(a)(ii), and in respect of Purchasers’ Parent, the matters contemplated in Section 5.2(a)(i);

(iv)  all Purchaser Required Consents and the reissuance of the Excluded Forest Licenses in the name of NPNS shall have been obtained, as contemplated by and subject to the limitations set forth in the Mill and Woodlands Purchase Agreement;

(v)   each of the Purchasers shall have executed and delivered the Ancillary Agreements to which it is a party; and

(vi)  K-C Global shall have consented in writing to the transfer of NPI’s and Seller’s rights, obligations and interests under the Pulp Supply Agreement to NPNS and NPNS Purchaser in accordance with Section 12.01 of the Pulp Supply Agreement, in a form and in substance reasonably satisfactory to NPNS Purchaser and Seller.

(b)           If any term or covenant of a Purchaser or condition to be performed or complied with for the benefit of Seller (including those set forth in Section 5.3 below) at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, Seller, without limiting any other right that Seller has, may rescind this Agreement without any further obligation to Purchasers under this Agreement or waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon.

5.3          Mutual Conditions

The sale by Seller and purchase by Purchasers of the Purchased Shares is subject to the condition, which is for the mutual benefit of Seller and Purchasers, that no legal or regulatory action or proceeding in any jurisdiction will be pending or threatened by any Person to enjoin, restrict or prohibit the transactions contemplated by this Agreement or the Asset Purchase Agreements, and there shall be in effect no injunction against Closing entered by a court of competent jurisdiction.

ARTICLE 6 – CLOSING ARRANGEMENTS

6.1          Closing

The sale and purchase of the Purchased Shares will be completed at the Time of Closing on the Closing Date at:

Stewart McKelvey Stirling Scales
Purdy’s Wharf Tower One
1959 Upper Water Street
Suite 900
Halifax,  Nova Scotia B3J 2X2
Canada

or another mutually agreeable location.

6.2          Risk of Loss

Until the Time of Closing the Assets and, except as otherwise contemplated by the Receivables Purchase Agreement, the Finance Assets will remain at the risk of Seller.

ARTICLE 7 - INDEMNIFICATION

7.1          Obligation of Seller to Indemnify

(a)           Subject to the limitations contained in Sections 3.2 and 7.4(a), Seller agrees to indemnify, defend and hold harmless Purchasers from and against all Losses actually incurred by Purchasers based upon, arising out of, related to or otherwise in respect of:

(i)    any breach of any representation or warranty of Seller contained in this Agreement or in either of the Asset Purchase Agreements;

(ii)   Seller’s breach of any covenants or agreements contained in this Agreement, including the indemnification obligation set forth in Section 4.3(a), or in either of the Asset Purchase Agreements;

(iii)  Seller’s failure to perform or satisfy any of the Retained Liabilities; and

(iv)  all obligations and liabilities of Seller, Seller Parent, NPI and their Affiliates arising under or in connection with the Distribution Agreement not specifically relating to the Assets or the Purchased Businesses.

(b)           Seller agrees to indemnify, defend and hold harmless Purchasers and their Affiliates (from and after the Closing, including Azure Mountain) from and against all Losses actually incurred by Purchasers or their Affiliates based upon, arising out of, related to or otherwise in respect of all obligations and liabilities of Seller as of the Closing for any unpaid capital calls (the “Unpaid Capital Call”) in respect of the Additional Subscribed Shares, provided that Seller’s indemnification obligation in respect of the Unpaid Capital Call itself shall not exceed US$10,000,000, and further provided that no such amounts shall be called or payable by Seller prior to August 29, 2008.

7.2          Obligation of Purchaser Indemnitors to Indemnify

Subject to the limitations contained in Sections 3.4 and 7.4(b), Purchasers and Purchasers’ Parent agree, and from and after the Closing shall cause the Purchased Companies (collectively with Purchasers and Purchasers’ Parent, the “Purchaser Indemnitors”) to agree, to jointly and severally indemnify, defend and hold harmless Seller, Seller Parent and their respective Affiliates from and against any Losses actually incurred by Seller based upon, arising out of, related to or otherwise in respect of:

(a)           any breach of any representation or warranty of a Purchaser Indemnitor contained in this Agreement;

(b)           a Purchaser Indemnitor’s breach of any covenants or agreements contained in this Agreement, including the indemnification obligations set forth in Section 4.3(b);

(c)           the failure of NPNS to perform or satisfy any Assumed Liability; and

(d)           any incident, occurrence or circumstances relating to the Assets, the Finance Assets or the Purchased Businesses commencing or coming into existence after the Time of Closing.

7.3          Notice and Right to Defend

(a)           Notice of Asserted Liability.  Promptly after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances which could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (a “Claims Notice”) to the other party or parties (including Purchaser Indemnitors) obligated to provide indemnification or payment pursuant to Section 7.1 or 7.2 (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount of the Loss that has been or may be suffered by the Indemnitee.  In no event shall the Indemnitee’s failure to give a Claims Notice to the Indemnifying Party relieve the Indemnifying Party of any liability under this Article 7 except to the extent the Indemnifying Party can establish that the Indemnitee’s failure to give such Claims Notice materially prejudiced the Indemnifying Party’s ability to adequately defend such claim or any related or other claim.

(b)           Right to Defend.  Subject to Sections 7.3(b)(i) - (iv), the Indemnifying Party may elect to compromise or defend, at its own expense and with counsel reasonably satisfactory to the Indemnitee, any Asserted Liability, and if the Indemnifying Party so elects to compromise or defend, the Indemnifying Party shall have the right to control the defense of such Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within fifteen (15) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party does not initially elect within fifteen (15) days, the Indemnifying Party may later elect to compromise or defend such Asserted Liability on the giving of five (5) calendar days notice of its intention to do so to the Indemnitee and the Indemnitee shall cooperate in the compromise of, or defence against, such Asserted Liability.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and the Indemnitee shall have the right to control the defense of such Asserted Liability.  Notwithstanding the foregoing,

(i)    the Indemnifying Party may settle or compromise any Asserted Liability, provided that such settlement or compromise does not result in any liability to, restriction on, or admission of, the Indemnitee;

(ii)   if the Indemnifying Party is not defending an Asserted Liability, the Indemnitee shall, if and whenever reasonably requested, provide the Indemnifying Party with regular updates on the status of the Asserted Liability;

(iii)  if the Indemnifying Party is not defending an Asserted Liability, the Indemnitee may not settle or compromise such claim without first giving the Indemnifying Party at least fifteen (15) calendar days advance written notice of an intended settlement or compromise; and

(iv)  provided that the Indemnifying Party is defending an Asserted Liability at its own expense, the Indemnitee may not settle or compromise such claim over the objection of the Indemnifying Party.

In any event, the Indemnitee may participate, at its own expense, in the defense of such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

7.4          Limitations on Indemnification

(a)           The indemnification provided for in Section 7.1(a) shall be subject to the following limitations:

(i)    Seller shall not be obligated to pay any amounts for indemnification under Section 7.1(a) except to the extent that the aggregate Losses theretofore claimed as indemnifiable Losses pursuant to Section 7.1(a) and actually incurred by Purchaser (net of insurance recoveries thereunder) exceed $500,000, subject to the limits set forth in clauses (ii) and (iii) below;

(ii)   Seller shall not be obligated to pay an aggregate amount for indemnification under Section 7.1(a) in excess of $15,000,000; and

(iii)  Seller shall not be obligated to pay any amount for indemnification under Section 7.1(a) if the Loss associated with the individual claim does not exceed $100,000.

Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 7.1(b) shall not be subject to the foregoing limitations.

(b)           The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(i)    Purchaser Indemnitors shall not be obligated to pay any amounts for indemnification under Section 7.2 except to the extent that the aggregate Losses theretofore claimed as indemnifiable Losses pursuant to Section 7.2 and actually incurred by Seller (net of insurance recoveries thereunder) exceed $500,000, subject to the limits set forth in clauses (ii) and (iii) below;

(ii)   Purchaser Indemnitors shall not be obligated to pay an aggregate amount for indemnification under Section 7.2 in excess of $15,000,000; and

(iii)  Purchaser Indemnitors shall not be obligated to pay any amounts for indemnification under Section 7.2 if the Loss associated with the individual claim does not exceed $100,000; and

(iv)  Purchaser Indemnitors shall not be obligated to pay any amount under Section 7.2 in respect of Losses for which Seller has indemnified Purchasers under Section 7.1, whether or not such indemnity is still in effect.  If after the expiry of the survival period such Losses are based upon, arise out of or are related to (A) an intentional misrepresentation of a matter which was represented or warranted to by Seller herein or in either of the Asset Purchase Agreements, or (B) an intentional failure by Seller to perform a covenant of Seller contained in this Agreement or either of the Asset Purchase Agreements, Purchaser Indemnitors shall have no obligation to indemnify under Section 7.2.

ARTICLE 8 – TERMINATION

8.1          Termination

This Agreement may be terminated prior to the Closing by mutual written consent of each of the parties hereto.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

8.2          Survival

If this Agreement is terminated in accordance with Section 8.1 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect and none of the parties shall have any liability to any other party under this Agreement.

8.3          Confidentiality

If this Agreement is terminated, Purchasers and their respective Affiliates, representatives and agents shall continue to be bound by and subject to the terms and conditions of the Confidentiality Agreement.

ARTICLE 9 – GUARANTEE OF SELLER’S OBLIGATIONS
BY SELLER PARENT AND NPI

9.1          Seller Guarantee

Subject to the provisions of Section 9.4, Seller Parent and NPI hereby absolutely, unconditionally and irrevocably guarantee to Purchasers the punctual and complete fulfillment and performance when due of all of Seller’s (including its successors and permitted assignees) obligations under this Agreement (for purposes of this Article 9, the “Seller Guarantee”).

9.2          Guarantee Binding

The liability of Seller Parent and NPI under the Seller Guarantee shall be binding upon Seller Parent, NPI and their respective successors and permitted assigns, shall not be subject to any counterclaim, set-off, deduction or defence based upon any claim that Seller Parent or NPI, as the case may be, may have against either of the Purchasers under this Agreement or otherwise and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Seller Parent or NPI shall have any knowledge or notice thereof) that might otherwise constitute a legal or equitable discharge or defence of a guarantor (including the insolvency or bankruptcy of Seller); provided, however, that any claim of Purchasers under this Seller Guarantee against Seller Parent or NPI shall be subject to, and Seller Parent and NPI shall have available to them in defence of any such claim, any and all of Seller’s rights and defences, whether arising under this Agreement or otherwise, in respect of any such claim, other than those defences in respect of good standing, valid existence, corporate capacity, due authorization and due execution or delivery.

9.3          Subrogation

To the extent of any payment by Seller Parent or NPI to a Purchaser under this Seller Guarantee, Seller Parent or NPI, as the case may be, shall succeed to all corresponding claims that such Purchaser may have and otherwise shall be subrogated to the rights of such Purchaser against Seller in respect thereof.

9.4          Enforcement

A Purchaser shall not be required to exhaust all of its remedies against Seller before enforcing this Seller Guarantee; provided, however, that before enforcing the Seller Guarantee, a Purchaser shall be required to provide evidence reasonably satisfactory to Seller Parent or NPI that such Purchaser has demanded that Seller fulfill or perform its obligations under this Agreement and Seller has failed to do so, in whole or in part.  In such circumstances, Seller Parent or NPI, as the case may be, shall pay all costs and expenses (including legal fees and expenses) reasonably incurred by or on behalf of Purchasers in enforcing the obligations of Seller Parent or NPI under this Seller Guarantee.

ARTICLE 10 – GUARANTEE OF PURCHASERS’ OBLIGATIONS

BY PURCHASERS’ PARENT

10.1        Purchasers Guarantee

Subject to the provisions of Section 10.4, Purchasers’ Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller the punctual and complete fulfillment and performance when due of all of Purchasers’ (including their successors and permitted assignees) respective obligations under this Agreement (for purposes of this Article 10, the “Purchasers Guarantee”).

10.2        Guarantee Binding

The liability of Purchasers’ Parent under the Purchasers Guarantee shall be binding upon Purchasers’ Parent and its successors and permitted assigns, shall not be subject to any counterclaim, set-off, deduction or defence based upon any claim that Purchasers’ Parent may have against Seller under this Agreement or otherwise and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Purchasers’ Parent shall have any knowledge or notice thereof) that might otherwise constitute a legal or equitable discharge or defence of a guarantor (including the insolvency or bankruptcy of either of the Purchasers); provided, however, that any claim of Seller under this Purchasers Guarantee against Purchasers’ Parent shall be subject to, and Purchasers’ Parent shall have available to it in defence of any such claim, any and all of Purchasers’ respective rights and defences, whether arising under this Agreement or otherwise, in respect of any such claim, other than those defences in respect of good standing, valid existence, corporate capacity, due authorization and due execution or delivery.

10.3        Subrogation

To the extent of any payment by Purchasers’ Parent to Seller under this Purchasers Guarantee, Purchasers’ Parent shall succeed to all corresponding claims that Seller may have and otherwise shall be subrogated to the rights of Seller against either of the Purchasers in respect thereof.

10.4        Enforcement

Seller shall not be required to exhaust all of its remedies against Purchasers before enforcing this Purchasers Guarantee; provided, however, that before enforcing the Purchasers Guarantee, Seller shall be required to provide evidence reasonably satisfactory to Purchasers’ Parent that Seller has demanded that the relevant Purchaser fulfill or perform its obligations under this Agreement and such Purchaser has failed to do so, in whole or in part.  In such circumstances, Purchasers’ Parent shall pay all costs and expenses (including legal fees and expenses) reasonably incurred by or on behalf of Seller in enforcing the obligations of Purchasers’ Parent under this Guarantee.

ARTICLE 11 – GENERAL

11.1        Time of the Essence

Time is of the essence of this Agreement.

11.2        Public Announcements

Neither Seller nor Purchasers shall make any publicity release or announcement concerning this Agreement, or make any disclosure with respect to the consideration paid pursuant to this Agreement, or the transactions contemplated hereby without the prior written approval thereof by Purchasers or Seller, as the case may be, except as required by Applicable Law, in which case the party issuing the release or making such disclosure shall so advise the other party in writing in advance of such issuance or disclosure.

11.3        Benefit of the Agreement

This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

11.4        Third Party Beneficiaries

The provisions of this Agreement are solely for the benefit of the parties hereto and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.  Nothing in this Agreement shall obligate Seller or its Affiliates or either Purchaser to assist any Employee to enforce any rights such Employee may have with respect to any of the Benefit Plans or other employment-related benefits referred to in this Agreement.

11.5        Entire Agreement

This Agreement (including the Schedules hereto), the Ancillary Agreements referred to herein and the Confidentiality Agreement constitute the entire agreement between the parties hereto, with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements (including the Original Share Purchase Agreement) between the parties hereto with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement, the Ancillary Agreements and Confidentiality Agreement.

11.6        Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by each of the parties hereto.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

11.7        Assignment

This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

11.8        Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery or by facsimile communication addressed to the recipient as follows:

(i)	to Seller:

Neenah Paper Company of Canada
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

	Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

	Facsimile:	678-518-3283

(ii)	to Seller Parent:

NPCC Holding Company, LLC
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

:	Attention	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

	Facsimile:	678-518-3283

(iii)	to NPI:

Neenah Paper, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

	Attention:	Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

	Facsimile:	678-518-3283

(iv)	to NPNS Purchaser:

Northern Pulp NS LP
c/o Atlas Holdings, LLC
One Sound Shore Drive
Suite 302
Greenwich, Connecticut 06830

	Attention:	Tim Fazio

	Facsimile:	203-622-0151

(v)	to Azure Mountain Purchaser:

Azure Mountain Capital Financial LP
Blue Wolf Capital Management
48 Wall Street
31st Floor
New York, New York 10005

	Attention:	Josh Wolf-Powers

	Facsimile:	646-349-2280

(vi)	to Purchasers’ Parent:

Azure Mountain Capital Holdings LP
c/o Atlas Holdings, LLC
One Sound Shore Drive
Suite 302
Greenwich, Connecticut 06830

	Attention:	Tim Fazio

	Facsimile:	203-622-0151

or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day if receipt of such facsimile communication is confirmed.

11.9        Remedies Cumulative

The rights and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.  No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

11.10      Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

11.11      Attornment

For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the Province of Nova Scotia and the courts of the Province of Nova Scotia (and all courts competent to hear appeals therefrom) will have exclusive jurisdiction to entertain any action arising under this Agreement.  Each of the parties hereto hereby attorns to the jurisdiction of the courts of the Province of Nova Scotia and all courts competent to hear appeals therefrom.

11.12      Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

[The next page is the signature page.]

IN WITNESS WHEREOF the parties have executed this Agreement.

SELLER	NEENAH PAPER COMPANY OF CANADA

Per:
Name:Sean T. Erwin
Title: President and Chief Executive Officer

SELLER PARENT	NPCC HOLDING COMPANY, LLC

Per:
Name:Sean T. Erwin
Title: President and Chief Executive Officer

GUARANTOR	NEENAH PAPER, INC. (solely with respect to its representations and warranties in Section 3.5 and its obligations under Section 3.6 and Article 9)

Per:
Name:Sean T. Erwin
Title: President and Chief Executive Officer

PURCHASERS’ PARENT	AZURE MOUNTAIN CAPITAL HOLDINGS LP, by its general partner AZURE MOUNTAIN CAPITAL GP LLC

Per
Name:Adam Blumenthal
Title: Manager

Signature page for Share Purchase Agreement

NPNS PURCHASER	NORTHERN PULP NS LP, by its general partner NORTHERN PULP NS GP ULC

Per
Name: Tim Fazio
Title: President

AZURE MOUNTAIN PURCHASER	AZURE MOUNTAIN CAPITAL FINANCIAL LP, by its general partner AZURE MOUNTAIN CAPITAL FINANCIAL GP ULC

Per
Name:Josh Wolf-Powers
Title: Secretary

Signature page for Share Purchase Agreement